EXHIBIT 99.1

Amyris Reports First Quarter 2013 Financial Results

Operating Expenses Down by 29% From the First Quarter of 2012, With Continued Revenue Improvement and Steady Business Execution

EMERYVILLE, Calif., April 30, 2013 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), a leading renewable chemicals and fuels company, today announced financial results for the first quarter ended March 31, 2013.

"With start up of our industrial-scale production plant in Brazil, Amyris has begun supplying customers with farnesene-derived products from our very own plant. Also, during the first quarter, we secured additional collaborations and partnerships to underpin our business strategy and took action to reduce our operating expenses," said John Melo, President & CEO of Amyris.

BUSINESS HIGHLIGHTS

Below are some highlights from our activities during the first quarter of 2013.

Production

  Began commercial shipments of farnesene from our facility in Brazil following successful start-up of Amyris's plant located adjacent to the Paraiso sugarcane mill in Brotas, Sao Paulo.

  Met the technical milestones at our plant in Brotas to satisfy the conditions for a follow-on common stock investment of $5 million from an existing Amyris investor.

  Continued progress in reducing operating expenses, which were down 29% from the same quarter last year and down 14% from the fourth quarter of 2012.

Partnerships

  Received confirmation from Total that they are satisfied with the progress of our farnesene technical development program to date. Total's anticipated $30 million funding will be available to Amyris in the second quarter.

  Expanded collaboration with Firmenich to encompass development and commercialization of additional Flavors and Fragrances (F&F) compounds beyond the fragrance oil already nearing commercial production. Received $10 million in upfront funding and expect similar funding amounts in the coming years.

  Agreed on terms for a collaboration with International Flavors & Fragrances, another leading F&F company, to develop a specific set of new fragrance ingredients.

Commercial

  Expanded Novvi joint venture with Cosan to include renewable additives and finished lubricants in addition to the joint venture's original scope of renewable base oils for industrial, commercial and automotive markets.

  Selected Laserson as our new European distributor for squalane, our farnesene-derived emollient, further solidifying the global distribution network for bringing Amyris squalane to the market.

  Delivered all required volumes of Amyris renewable diesel to U.S. Navy for testing against their marine diesel specifications.

FINANCIAL RESULTS

Aggregate revenues for the quarter ended March 31, 2013 were $7.9 million compared to aggregate revenues of $29.5 million in the first quarter of 2012. Last year's first quarter revenues included $23.9 million of sales related to the Company's ethanol and ethanol-blended gasoline trading business. The Company transitioned out of this business in 2012. Of the $7.9 million in aggregate revenues during the quarter ended March 31, 2013, $3.0 million was related to renewable product sales compared to $2.4 million for the same period in the prior year, and $4.9 million was related to collaboration and grant revenue during the quarter ended March 31, 2013 compared to $3.2 million for the same period in the prior year.

Cost of products sold declined to $9.0 million for the three months ended March 31, 2013 from $43.8 million for the same period in the prior year. Last year's first quarter's cost of products sold included costs related to the Company's ethanol and ethanol-blended gasoline trading business. Cost of products sold for the three months ended March 31, 2013 includes production costs of farnesene-derived products, including certain costs related to the scale-up in production of farnesene-derived products at the Company's first owned plant at Brotas.

In the first quarter of 2012, the Company recorded a loss on purchase commitments and write-off of production assets of $36.7 million. This loss was a result of an evaluation of contract manufacturing agreements due to a plan to shift a portion of production capacity from contract manufacturing facilities to Amyris-owned plants that were then under construction.

Total research & development and sales, general & administrative expenses declined 29.0% to $30.6 million from $43.1 million for the same quarter of the prior year, primarily due to reductions in personnel-related costs and overall lower spending.

GAAP net loss attributable to common stockholders for the quarter was $32.6 million ($0.44 per share) compared to a loss of $94.5 million ($1.88 per share) in the comparable quarter of 2012. On a non-GAAP basis, excluding stock-based compensation, loss on purchase commitments, and write-off of production assets, the net loss attributable to common stockholders was $28.4 million ($0.39 per share) compared to $51.4 million ($1.02 per share) in the prior year. A reconciliation of GAAP to non-GAAP results is included in this release.

The Company's balance of cash, cash equivalents and marketable securities at the end of the first quarter was $24.9 million. In March 2013, the Company sold 1,533,742 shares of common stock in a private placement to an existing Amyris investor for cash proceeds of $5.0 million. In January 2013, the Company received the remaining $15.0 million of cash proceeds from the private placement offering that closed in December 2012, and also issued 5,033,557 shares of the Company's common stock to existing Amyris investors.

CONFERENCE CALL

Amyris will discuss these results and provide a business update in a conference call scheduled for today at 5:30 pm ET (2:30 pm PT). Investors may access a live audio webcast of this conference call in the investor relations section of the Company's website at http://investors.amyris.com.  A replay of the webcast will be available on the investor relations section of the Company's website approximately two hours after the conclusion of the call and will remain available for approximately 60 calendar days.

About Amyris

Amyris is an integrated renewable products company focused on providing sustainable alternatives to a broad range of petroleum-sourced products. Amyris uses its industrial synthetic biology platform to convert plant sugars into a variety of molecules -- flexible building blocks that can be used in a wide range of products. Amyris's initial portfolio of commercial products is based on Biofene®, Amyris's brand of renewable farnesene, a long-chain hydrocarbon. Amyris is commercializing these products both as No Compromise® renewable ingredients in cosmetics, flavors and fragrances, polymers, lubricants and consumer products, and also as No Compromise renewable diesel and jet fuel. Amyris Brasil Ltda., a subsidiary of Amyris, oversees the establishment and expansion of Amyris's production in Brazil. More information about Amyris is available at www.amyris.com.

Forward-Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical facts could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events (such as expectations for availability of funding from Total and for bringing products to market) that involve risks and uncertainties. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including those associated with any delays or failures in development, production and commercialization of products, liquidity and ability to fund capital expenditures, Amyris's reliance on third parties to achieve its goals, and other risks detailed in the "Risk Factors" section of Amyris's Form 10-K filed on March 28, 2013. Amyris disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. The non-GAAP financial measures exclude non-cash items such as stock-based compensation. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management's internal comparisons to Amyris's historical performance as well as comparisons to the operating results of other companies. In addition, Amyris believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and, therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Amyris's operating performance. Reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Amyris, the Amyris logo, Biofene and No Compromise are trademarks or registered trademarks of Amyris, Inc.

Amyris, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
Revenues
Product sales	$ 2,983	$ 26,307
Grants and collaborations revenue	4,886	3,162
Total revenues	7,869	29,469
Costs and operating expenses
Cost of products sold	8,960	43,811
Loss on purchase commitments and write off of production assets	--	36,652
Research and development (1)	15,754	21,344
Sales, general and administrative (1)	14,827	21,715
Total costs and operating expenses	39,541	123,522
Loss from operations	(31,672)	(94,053)
Other income (expense):
Interest income	36	606
Interest expense	(1,562)	(1,054)
Other income (expense), net	1,119	(151)
Total other expense	(407)	(599)
Loss before income taxes	(32,079)	(94,652)
Provision for income taxes	(236)	(244)
Net loss	$ (32,315)	$ (94,896)
Net loss attributable to noncontrolling interest	(299)	348
Net loss attributable to Amyris, Inc. common stockholders	$ (32,614)	$ (94,548)

Net loss per share attributable to common stockholders, basic and diluted	$ (0.44)	$ (1.88)
Weighted-average shares of common stock outstanding used in computing net loss per share of common stock, basic and diluted	73,306,860	50,214,192

(1) Includes stock-based compensation expense of the following for the periods presented:

Research and development	$ 1,247	$ 1,513
Sales, general and administrative	2,946	5,008
	$ 4,193	$ 6,521
Amyris, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31,	December 31,
	2013	2012

Assets
Current assets:
Cash, cash equivalents and short-term investments	$ 24,855	$ 30,689
Accounts receivable, net	7,541	3,846
Inventories, net	6,527	6,034
Prepaid expenses and other current assets	9,078	8,925
Total current assets	48,001	49,494
Property and equipment, net	162,253	163,121
Restricted cash	956	955
Other assets	20,778	20,112
Goodwill and intangible assets	9,120	9,152
Total assets	$ 241,108	$ 242,834

Liabilities and Equity
Current liabilities:
Accounts payable	$ 14,161	$ 15,392
Deferred revenue	10,433	1,333
Accrued and other current liabilities	21,428	24,410
Capital lease obligation, current portion	998	1,366
Debt, current portion	5,741	3,325
Total current liabilities	52,761	45,826
Capital lease obligation, net of current portion	988	1,244
Long-term debt, net of current portion	61,663	61,806
Related party debt	39,528	39,033
Deferred rent, net of current portion	8,129	8,508
Deferred revenue, net of current portion	5,000	4,255
Other liabilities	14,262	15,933
Total liabilities	182,331	176,605

Amyris, Inc. stockholders' equity	59,364	67,106
Noncontrolling interest	(587)	(877)
Total stockholders' equity	58,777	66,229

Total liabilities and stockholders' equity	$ 241,108	$ 242,834
Amyris, Inc.
Supplemental Consolidated Financial Information
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2013	2012

Other Selected Financial Information:
Capital expenditures and deposits on property and equipment	$ 2,118	$ 21,777
Depreciation and amortization	$ 4,390	$ 3,687

Product sales
Ethanol and ethanol-blended gasoline	$ --	$ 23,869
Renewables	2,983	2,438
Total product sales	$ 2,983	$ 26,307

Grants and collaborations
Revenue recognized	$ 4,886	$ 3,162
Cash received	$ 11,761	$ 3,208

Reconciliation of GAAP to Non-GAAP Net Loss Per Share:

Net loss attributable to Amyris Inc., common stockholders (GAAP)	$ (32,614)	$ (94,548)
Stock-based compensation expense	4,193	6,521
Loss on purchase commitments and write off of production assets	--	36,652
Net loss attributable to Amyris Inc., common stockholders (Non- GAAP)	$ (28,421)	$ (51,375)

Net loss per share attributed to common stockholders basic and diluted (GAAP)	$ (0.44)	$ (1.88)
Stock-based compensation expense	0.05	0.13
Loss on purchase commitments and write off of production assets	--	0.73
Net loss per share attributed to common stockholders, basic and diluted (Non-GAAP)	$ (0.39)	$ (1.02)
CONTACT: Amyris, Inc.
         Investor Relations
         Joel Velasco
         (510) 740-7481
         investor@amyris.com